                                                                   EXHIBIT 10.01

                                MASTER AGREEMENT

         This Master Agreement (the "Agreement") is made and entered into as of this 18th day of February, 2000 (the "Effective Date"), by and between Summus, Ltd., a Delaware corporation ("Summus"), and High Speed Net Solutions, Inc., a Florida corporation ("HSNS"):

         1. Summus and HSNS have previously entered into a Marketing License Agreement ("MLA") dated in February of 1999 and certain Related Agreements. "Related Agreements" means agreements between Summus and HSNS related to or incorporated by the MLA and agreements based on either Summus' or HSNS's rights and obligations under the MLA, including, but not limited to, the Letter Agreement incorporated by the MLA and any agreements relating to or arising from opportunities to sell or license products or services to Samsung.

         2. The MLA contemplated that HSNS will act as a reseller of Summus products. The parties have concluded that it would be to their mutual benefit, instead, for HSNS to primarily use Summus products and services to conduct a service bureau business and for HSNS and Summus to share revenues derived from each party's business activity with Summus' products. As a service bureau, HSNS will not act as a reseller of Summus' products.

         3. In order to enable the proposed service bureau business of HSNS and proposed revenue sharing between the parties, Summus and HSNS hereby agree to enter into the Software License Agreement, Software Maintenance Agreement, and Revenue Sharing Agreement attached to this Agreement as Exhibits A, B, and C respectively (collectively, the "New Agreements"). Terms not otherwise defined herein shall have the meanings specified in the New Agreements.

         4. Upon execution of the New Agreements, the MLA and the Related Agreements shall terminate and have no further force or effect. Neither party shall have any obligation of further performance under the MLA or the Related Agreements.

         5. "License Fee Credit" - shall mean the amount of One Million Dollars ($1,000,000) as a one-time credit granted Customer by Licensor in recognition of payments made under the MLA. The License Fee Credit shall be applied against license fees due under the Software License Agreement.

         6. "Revenue Based Fee Credit" - shall mean the amount of One Million Dollars ($1,000,000) as a one-time credit granted the Customer by Licensor in recognition of payments made under the MLA. The Revenue Based Fee Credit shall be applied against Revenue Based Fee payments due from Customer to Licensor under the Software License Agreement.

         7. "Annual Maintenance Fee Credit" - shall mean the amount of One Hundred Fifty Thousand Dollars ($150,000) as a one-time credit granted to the Customer by Licensor in recognition of payments made under the MLA. The Annual Maintenance Fee Credit may be applied against payments due from Customer to Licensor under the Software Maintenance Agreement.

         8. "Customer Credit" - shall mean any amounts to be paid to the Customer by the Licensor as a result of the Revenue Sharing Agreement, Exhibit C, in excess of amounts to be paid to the Licensor by the Customer as a result of the Revenue Fee in the Software License Agreement, Exhibit A. Such Customer Credit may be used at the discretion of the Customer to pay any charges due to Licensor in connection with the New Agreements.

         9. Any portion of the Customer Credit that is not credited against payments due to Licensor shall be available to Customer to be applied against purchase of other products and/or services of Licensor. In the event that the Software License Agreement is terminated by Customer for material failure of Licensor to deliver (including the cure period of 60 days) the products as described in Exhibit A.1, the License Fee Credit, Revenue Based Fee Credit, and Annual Maintenance Fee Credit shall increase by 1.5% per month for up to twelve
                  (12) months or until such time as Customer selects other products and/or services of Licensor to be paid through the application of the Credit, whichever occurs first. Customer and Licensor shall cooperate to select such other products or services of Licensor promptly in order to apply the credits without undue delay, but Customer shall not be required to apply the credits against products and/or services that are not needed or useful in Customer's business.

         10. Licensor will provide to Customer additional resource support through provision of ancillary services, in an approximate fair market value of Two Hundred Fifty Thousand Dollars ($250,000). The ancillary services may consist of, at the discretion of Licensor, cash payments, credits against charges due for services under the New Agreements, computer hardware, third party software licenses, or other services requested by Customer. Licensor shall provide the ancillary services reasonably requested by Customer in prompt commercial fashion. The total value of all ancillary services provided, whether delivered in cash, services, or products, shall be deemed to be an advance amount to be offset by payments due Customer from Licensor under the Revenue Sharing Agreement and shall be accounted for without interest or any other charges whatsoever. To the extent any Customer Credit amounts are available, Customer may at its sole discretion apply such amounts to reduce the ancillary service advance amount total.

         11. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, but without giving effect to its laws or rules relating to conflicts of laws. In the event of any dispute or controversy arising under or in connection with this Agreement or any New Agreement, the dispute resolution procedures set forth in Exhibit A shall be followed

         12. Any dispute or controversy arising under or in connection with this Agreement shall be settled in Wake County, North Carolina. The parties hereby generally submit to the in personam jurisdiction of the Superior Court of the State of North Carolina and the Federal District Court for the Eastern District of North Carolina located in Wake County.

         13. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14. This Agreement and the New Agreements contain the full understanding of the parties and supersede all prior or contemporaneous agreements and understandings, written or oral, between the parties with respect to the subject matter of this Agreement; and there are no representations, warranties, agreements or understandings other than those expressly contained herein. No alteration, modification, variation or waiver of this Agreement, or any of the provisions hereof shall be effective unless executed by both parties in writing.

SUMMUS, LTD.                                     HIGH SPEED NET SOLUTIONS, INC.
By: /s/ Dr. Bjorn Jawerth                        By:   /s/ Andrew L. Fox
(Signature)                                              (Signature)
Date: March 13, 2000                             Date:  February 18, 2000
Name: Dr. Bjorn Jawerth                          Name:  Andrew L. Fox
Title: CEO                                       Title: Acting President and
                                                        CEO, Executive Vice
                                                        President

                                    EXHIBIT A
                           SOFTWARE LICENSE AGREEMENT

                                    EXHIBIT B
                         SOFTWARE MAINTENANCE AGREEMENT

                                    EXHIBIT C
                            REVENUE SHARING AGREEMENT